EXHIBIT 99


Dragon Pharmaceutical Announces Financial Results for the First Quarter of 2005 with 65% Increase in Revenues from the prior year

Vancouver, BC- May 16, 2005. Dragon Pharmaceutical Inc. ("Dragon" or the "Company") (TSX: DDD; OTC BB: DRUG) is pleased to announce the financial results for the first quarter of 2005.

Financial Highlights:

     o Revenues increased 65% for the first quarter of 2005 compared to the same period of the prior year reaching US$11.83 million

     o Chemical Division revenues for the first quarter of 2005 increased over 5.5 times compared to the same period of the prior year reaching $5.70 million, surpassing the divisional revenues for the full year of 2004 ($4.25 million)

     o    Net Profit of $1.24 million or $0.02 per share

     o $8.45 million bank loan due in April, 2005 has been renegotiated, of which $6.64 million has been renewed for 2 years and $1.81 million has been renewed for 1 year

Due to Dragon's acquisition of Oriental Wave Holding Limited ("Oriental Wave") on January 12, 2005 being deemed a reverse take-over transaction, the following discussion reflects the Company's results of operations for the quarter ended March 31, 2005, including the results of Oriental Wave for the full quarter and the results of Dragon's biotech business for the period from January 13, 2005 to March 31, 2005. Comparatively, discussions regarding the quarter ended March 31, 2004 only reflect the results of Oriental Wave's Pharma and Chemical businesses. The Company's financial statements comply with U.S. GAAP (Generally Accepted Accounting Principles) and all dollar amounts are expressed in U.S. currency. The full financial statements will also be available on Dragon's website at www.dragonpharma.com.

For the quarter ended March 31, 2005
------------------------------------
Sales for the first quarter ended March 31, 2005 increased 65% to $11.83 million from $7.16 million for the same period in 2004. The increase in sales during the three months ended March 31, 2005 as compared to the same period for the prior year was primarily due to increases in sales from the Chemical and Biotech Divisions.

Gross profit and gross margin for the three months ended March 31, 2005 were $3.21 million and 27.13% compared to $3.20 million and 44.69% for the same period of 2004. The gross margin was lower because of the change in product mix especially the increase in sales of the Chemical Division whose facilities were constructed in 2004 and is currently at the ramp-up stage of production which incurs higher per unit production and operation cost, especially depreciation expenses.

Dragon had a net income of $1.24 million or $0.02 per share for the three months ended March 31, 2005 compared to a net income of $1.94 million or $0.04 per share for the same period in 2004. Net income of $1.24 million also reflects income tax expense of $0.20 million and other income of $0.89 million from the funds released by Chinese Government related to asset acquisition of a state-owned enterprise by the Company in 2003.

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Market Segment Analysis
-----------------------

                        First Quarter of 2005           First Quarter of 2004
                       -------------------------    ----------------------------
                                   % of Total                      % of Total
(in US$ million)         $            Sales             $            Sales
                         -      ----------------        -       ----------------
Sales
----
China                  $10.11         85.5%          $7.16            100%
International           $1.72         14.5%              -              0%
------------------------------- ----------------    ----------- ----------------
Total                  $11.83          100%          $7.16            100%
================================================================================

During the first quarter of 2004, 100% of total sales were generated from the Chinese market. However, with the addition of the international sales from the Biotech Division, and the export of products from the Chemical Division during the first quarter of 2005, 14.5% of the total sales were generated from the international markets while 85.5% of the sales were generated from the Chinese market. The contribution of sales from the international markets has been increasing and is expected to continue as the Company continues to increase commercialization of its products outside of China.

Product Segment Analysis
------------------------

                        First Quarter of 2005           First Quarter of 2004
                       -------------------------    ----------------------------
                                   % of Total                      % of Total
(in US$ million)         $            Sales             $            Sales
                         -      ----------------        -       ----------------
Sales
-----
Chemical Division       $5.70         48%             $0.85            12%
Pharma Division         $5.32         45%             $6.31            88%
Biotech Division        $0.80          7%                 -                  -
------------------------------- ----------------    ----------- ----------------
Total Company          $11.83        100%             $7.16            100%
================================================================================


                        First Quarter of 2005           First Quarter of 2004
                       -------------------------    ----------------------------
Gross Profit                         Gross                          Gross
------------             $          Margin %            $          Margin %
(in US$ million)         -      ----------------        -       ----------------

Chemical Division       $0.03            1%            $0.33            39%
Pharma Division         $2.51           47%            $2.87            45%
Biotech Division        $0.67           83%                -             -
------------------------------- ----------------    ----------- ----------------
Total Company           $3.21           27%            $3.20            45%
--------------------------------------------------------------------------------

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Chemical Division

The Chemical Division's sales for the first quarter of 2005 were $5.70 million, representing a 571% increase from the sales of $0.85 million during the same period in 2004. The increase is due to the introduction of 7-ACA and the expansion of Clavulanic Acid sales outside China. The Chemical Division was set up in 2004 and only the Clavulanic Acid facility had started production and the sales during the first quarter of 2004 were only made to customers in the Chinese market. Since then, the Company started the pilot production of the 7-ACA production facility and the Company has received export permits to sell two Clavulanic Acid products to the Indian market.

The Chemical Division's gross margin for the first quarter of 2005 was 1%. The gross margin for the division was low as the Company has increased and expanded the production infrastructure and the associated fixed manufacturing costs, but it is still in the process of ramping up the production level. Production in the Chemical Division during the first quarter of 2004 was limited to Clavulanic Acid. Since then, the Company invested $15.78 million in capital expenditure for the 7-ACA facility and other new production infrastructure (power, steam, purified water supply and water treatment). These new facilities have greatly increased production capacity and capability for the Chemical Division but also have increased the fixed costs in the form of depreciation expense of the new facilities constructed and overhead of the utilities costs to power the new facilities. For example, depreciation expenses for the Chemical Division increased to $1.06 million for the first quarter of 2005 from $0.23 million for the same period of 2004. It is anticipated that gross margin will increase as these fixed manufacturing costs are expected to fall, on a per unit basis, with the ramp up of the production level.

Pharma Division

The Pharma Division's sales for the first quarter of 2005 were $5.32 million, accounting for 44.9% of the Company's total sales. Comparatively, the Pharma Division's sales were $6.30 million for the same period in 2004, contributing
88% of the Company's total sales. The lower sales were mainly due to the reduction in the retail price of certain prescription drugs. The percentage of lower contribution in sales from the Pharma Division was primarily due to the relative growth of the Chemical Division's sales achieved during the first quarter of 2005 compared to 2004. The Pharma Division's overall gross margin for the first quarter increased to 47%, representing a 164 basis point improvement from the same period of 2004. The increase in the gross profit margin was mainly due to the increase in production level and the use of certain self-produced chemicals from the Chemical Division in the Pharma Division's products.

Biotech Division

The Biotech Division's sales for the period January 13, 2005 to March 31, 2005 were $0.80 million, representing 7% of the Company's sales. The gross margin for the period was 82.92%. The acquisition of Oriental Wave by Dragon was completed on January 12, 2005 and was accounted for as a reverse take-over transaction. As a result, only sales from the Biotech Division from January 13, 2005 to March 31, 2005 were included in the Company's sales for the first quarter of 2005.

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On a pro-forma basis (which includes  Dragon's  Biotech  Division sales of $0.15 million from January 1, 2005 to January 12, 2005) for the full first quarter of 2005, the Biotech Division's sales were $0.95 million in 2005, representing an 8.1% increase from Biotech Division sales of $0.88 million for the same period in 2004. The increase in total sales mainly came from the increase in international sales outside of China. The Biotech Division's pro-forma gross margin for the full first quarter of 2005 was 81.67%, significantly improved from 71.86% for the same period of 2004. The improvement of the gross margin for the full first quarter of 2005 was due to a combination of a larger percentage of sales to overseas customers and no provision for inventory obsolescence as was recorded in the first quarter of 2005.

"We are very pleased with the first quarter results especially the remarkable increase in sales from the Chemical Division which contributed 48% of the total sales of the Company as compared to 12% for the same period last year. So far, the Chemical Division revenues have already surpassed the Chemical Division's total revenues for the full year of 2004. As we ramp up the production level, the overall gross margin, especially those for the Chemical Division, will increase due to the anticipated relative decrease in the initial high fixed manufacturing cost including depreciation expenses of the production facilities and infrastructure of the Chemical division campus" said, Mr. Yanlin Han, Chief Executive Officer of Dragon Pharmaceutical Inc. "In the short run, we intend to improve the financial structure of the Company by completing an anticipated equity financing announced previously in March and continuing to restructure our outstanding bank loans with longer terms. For example, we have successfully renegotiated the $8.45 million bank loan due in April, 2005, of which $6.64 million has been renewed for 2 years (due April 2007) and $1.81 million has been renewed for 1 year (due April 2006)."

About Dragon Pharmaceutical Inc.

On January 12, 2005, Dragon completed the acquisition of Oriental Wave Holding Limited. As a result of the acquisition, Dragon has transformed itself into a diversified and growth oriented generic pharmaceutical company with three key business units: (1) the Pharma division for 44 generic prescription, over-the-counter and sterilized bulk drugs; (2) the Chemical division for bulk pharmaceutical intermediates and active pharmaceutical ingredient (Clavulanic Acid and 7-ACA, Abamectin); and (3) the Biotech division for recombinant drugs (EPO and G-CSF). The Company, after the acquisition, has significantly increased the size of operations and now has four manufacturing facilities in China (three in Datong city and one in Nanjing city), approximately 1,800 employees, with over 1,200 sales representatives in China, and 55 key products in 86 different dosages and presentations currently in the market.

For further information please contact:
Dragon Pharmaceutical Inc.
Garry Wong, CFA, IMBA
Telephone: +1-(604)-669-8817 or North America Toll Free: 1-877-388-3784
Email: irdragon@dragonpharma.com
Website: www.dragonpharma.com

or

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Renmark Financial Communications Inc.
John Boidman : jboidman@renmarkfinancial.com
Sylvain Laberge : slaberge@renmarkfinancial.com
Media - Cynthia Lane : clane@renmarkfinancial.com
Telephone: +1-(514) 939-3989
Website: www.renmarkfinancial.com

This press release contains forward looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward looking statement. Factors that might cause such a difference include, but are not limited to, the following: (1) risks and uncertainties relating to the political and regulatory environment in China; (2) that the Company will be able to successfully construct and operate a biotech facility in Datong, China that will be able increase production and operate more efficiently than its facility in Nanjing;
(3) that the Company's Chemical Division will be able to increase its gross margins ; (4) that the Company will be able to successfully raise capital in an amount that is sufficient to implement its business plan; and (5) that the Company will be able to continue to renegotiate with its banker's to extend the maturity dates of short tem loans coming due. Readers should not place undue reliance on forward looking statements, which only reflect the view of management as of the date hereof. The Company does not undertake the obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances. Readers should carefully review the risk factors and other factors described in its periodic reports with the Securities and Exchange Commission.